EXHIBIT 10(h)

AMENDMENT

TO

SHARE EXCHANGE AND ACQUISITION AGREEMENT

BY AND AMONG

PURCHASE POINT MEDIA CORP.

AND

POWER SPORTS FACTORY, Inc.

THIS AMENDMENT, dated as of August 31, 2007 (“this Amendment”), amends the Share Exchange and Acquisition Agreement, made and entered into as of April 24, 2007 (the “Agreement”), by and among Purchase Point Media Corp., a Minnesota corporation ("PPMC"), and Power Sports Factory, Inc., a Delaware corporation ("PSF"), and Stanislav Rubakh, the sole shareholder of PSF (the "PSF SHAREHOLDER").  Unless otherwise provided in this Amendment, defined terms used herein shall have the same meaning as provided in the Agreement.

RECITALS

A.         The Agreement provides that PPMC shall acquire from the PSF SHAREHOLDER all of the PSF Shares owned by such shareholder on the Closing Date in exchange for the issuance and delivery by PPMC of one share of Common Stock, no par value, of PPMC ("Common Stock"), for each common share of PSF (the "Exchange Ratio"), on the terms and conditions set forth in the Agreement (the "Exchange"); and

B.          It is intended that, for federal income tax purposes, the Exchange shall qualify as an exchange described in Section 351 of the of the Internal Revenue Code of 1986, as amended (the "Code") and a reorganization described in Section 368 of the Code.

C.          The Agreement provides that prior to Closing (1) a 1:20 reverse split of the outstanding Common Stock of PPMC shall take place, pursuant to which PPMC will have no more than 7,620,000 shares of Common Stock outstanding (the “Reverse Split”), and (2) that the current business of PPMC shall be spun off to stockholders of record on May 2, 2007, in a dividend (the “PPMC Dividend”).

D.          On May 4 and May 14, 2007, PPMC filed Preliminary and Definitive Information Statements (collectively, the “Information Statement”) with the Securities and Exchange Commission (“SEC”), with regards to the Reverse Split, the PPMC Dividend and the change of PPMC’s name to Power Sports Factory, Inc., and has received a letter of comments on the Information Statement, dated May 31, 2007, from the SEC.

E.          On May 22, 2007, an investor advanced $200,000 to PPMC for the benefit of PSF, pursuant to a Six Percent (6%) note due August 15, 2007 (the “Loan”), the funds for which were advanced to PSF by PPMC.

F.          Whereas, on May 14, 2007, PPMC issued 60,000,000 shares of Common Stock to the PSF SHAREHOLDER (the “Control Shares”), and prior to Closing, the PSF SHAREHOLDER transferred certain of the shares of PSF owned by him to certain other persons (collectively the PSF SHAREHOLDER and such other PSF shareholders are collectively referred to herein as the “PSF SHAREHOLDERS”).

G.          The parties hereto desire to amend the Agreement to take into account the issuance of Control Shares, the transfer of shares of PSF by the PSF SHAREHOLDER, and to provide for an earlier Closing under the Agreement, at which shares of a series of preferred stock of PPMC would be issued to the PSF SHAREHOLDERS and to provide for the preferences, relative and conversion rights for the terms of such shares, and providing for actions to take place subsequent to the amended Closing Date.

NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.           Article I of the Agreement is hereby amended to read in its entirety as follows:

“ARTICLE I                                EXCHANGE OF SECURITIES

Section 1.1 The Exchange.

On the terms and subject to the conditions of this Agreement, on the Closing Date, (a) PPMC shall issue and deliver to the PSF SHAREHOLDERS an aggregate of  1,650,000 shares of Series B preferred stock, no par value, of PPMC (the “Preferred Stock”), as set forth on the signature page hereof, each such share of Preferred Stock to be convertible into ten (10) shares of Common Stock on and after the effective date of the Reverse Split and to have the relative rights and preferences as set forth in Exhibit I to this Amndment; and (b) the PSF SHAREHOLDERS shall sell, transfer and deliver to PPMC a certificate or certificates representing an aggregate of 1,500 shares of common stock, par value $.001 per share, of PSF, said PSF shares constituting all of the issued and outstanding shares of stock of PSF, together with a duly executed share assignment or assignments endorsed in favour of PPMC.

Section 1.2 Exchange Ratio.

(a) Prior to the Closing, PPMC will have no more than 100,000,000 shares of Common Stock outstanding, of which 60,000,000 shares are owned by the PSF SHAREHOLDER. In connection with the Closing, it is intended that, the PSF SHAREHOLDERS would, through the issuance of the Preferred Stock, receive an aggregate of 16,500,000 additional shares of PPMC Common Stock upon conversion of the Preferred Stock following effectiveness of the Reverse Split.”

2.           Article II, Section 2.1, of the Agreement is hereby amended to read in its entirety as follows:

“ARTICLE II                                THE CLOSING

Section 2.1 Closing Date.

The closing of the Exchange and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of PSF, which address is 6950 Central Highway, Pennsauken, NJ 08109, at 11:00 AM on September 5, 2007, or at such other location, date and time as PPMC and PSF may agree. The time and date upon which the Closing actually occurs being referred to herein as the "Closing Date").”

Article II, Section 2.2, paragraph (a)(vii), of the Agreement is amended to read in its entirety as follows:

“(vii) Resignation and release letters in the form attached as Exhibit B hereto from each of the current officers and directors of PPMC, together with (i) signed minutes or a unanimous written consent of the Board of Directors of PPMC electing and Steven Kempenich as Chief Executive Officer and Acting Secretary, and Stanislav Rubakh as President and Acting Chief Financial Officer, of PPMC, effective the Closing Date, and (ii) an instruction letter to PPMC’s Steve Rubakh as President transfer agent, to be delivered to such transfer agent on the Closing Date, instructing such transfer agent that the authorized signatories for PPMC as regards instructions to and review of PPMC legal matters for such transfer agent are the newly elected President and Secretary of PPMC listed above and counsel for PSF;”

3. Article VI, section 6.10, of the Agreement is hereby amended to read in its entirety as follows:

“ARTICLE VI CERTAIN COVENANTS

.  .  .

Section 6.10 Disposition of Assets and Liabilities.

Following the Closing, PPMC shall take all action required in order to dispose of all of PPMC's Assets (other than cash, cash equivalents and marketable securities) pursuant to the PPMC Dividend, and otherwise as appropriate, and satisfy all of its Liabilities in accordance with any and all applicable laws and regulations. PPMC shall indemnify and hold PSF and the PSF SHAREHOLDERS, or any of them, harmless from and/or against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities (including tax liabilities), damages or penalties and reasonable attorneys' fees and related disbursements suffered by PSF, the PSF SHAREHOLDERS, or any of them, and/or PPMC resulting from or arising out of or in connection with any such Assets and/or Liabilities of PPMC.  Following the Closing, PPMC shall use all reasonable efforts (1) to obtain SEC clearance for and to transmit to its stockholders a Definitive Information Statement with regard to required stockholder action for the Reverse Split and (2) to file a Form 10 with the SEC with regard to the PPMC Dividend, respond promptly to the SEC’s comments on such Form 10 so as to have such Form 10 declared effective by the SEC as soon as practicable, and proceed to distribute to stockholders shares of stock representing the PPMC Dividend.

.  .  . "

4.           Article VII is amended in Section 7.1, paragraph (k), to read as follows:

“ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE EXCHANGE

Section 7.1 Conditions to Obligations of PSF.

The obligations of PSF and PSF SHAREHOLDERS to consummate the Exchange shall be subject to the fulfillment, or written waiver by PSF, at or prior to the Closing, of each of the following conditions:

.  .  .

 (k) The outstanding shares of Common Stock of PPMC prior to the Closing shall not exceed 100,000,000 shares.

.  .  . "

5.           Miscellaneous.

Section 5.1 Entire Agreement.

This Amendment and the Agreement, and the Schedules and Exhibits hereto, contain the entire agreement between the parties and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 5.2 Amendment and Modifications.

This Amendment may not be further amended, modified or supplemented except by an instrument or instruments in writing signed by the party against whom enforcement of any such amendment, modification or supplement is sought.

Section 5.3 Extensions and Waivers.

At any time prior to the Closing, the parties hereto entitled to the benefits of a term or provision may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto, or (c) waive compliance with any obligation, covenant, agreement or condition contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument or instruments in writing signed by the party against whom enforcement of any such extension or waiver is sought. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement.

Section 5.4 Successors and Assigns.

This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that no party hereto may assign its rights or delegate its obligations under this Amendment without the express prior written consent of the other party hereto. Except as provided in Article VIII of the Agreement, nothing in this Amendment is intended to confer upon any person not a party hereto (and their successors and assigns) any rights, remedies, obligations or liabilities under or by reason of this Amendment.

Section 5.5 Headings; Definitions.

The Section and Article headings contained in this Amendment are inserted for convenience of reference only and will not affect the meaning or interpretation of this Amendment. All references to Sections or Articles contained herein mean Sections or Articles of the Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

Section 5.6 Severability.

If any provision of this Amendment or the application thereof to any Person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Amendment shall remain in full force and effect and shall be reformed to render the Amendment valid and enforceable while reflecting to the greatest extent permissible the intent of the parties.

Section 5.7 Counterparts.

This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the parties have caused this Amendment to the Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

PURCHASE POINT MEDIA CORP.

By:  /s/ Albert Folsom
Name:Albert Folsom,
Title: Chairman and President

POWER SPORTS FACTORY, INC.

By:    /s/ Steve Rubakh
Name:Stanislav Rubakh,
Title: President

PSF SHAREHOLDERS’ COUNTERPART SIGNATURE PAGE

Name	No. of Shs. Of PPMC Preferred

/s/ Stanislav Rubakh
Stanislav Rubakh	402,800

/s/ Shawn Landgraf
Shawn Landgraf	219,433.40

/s/ Steven A. Kempenich
Steven A. Kempenich	185,833.30

/s/ William Callari
William Callari	189,433.30

/s/ Peter Efros
Peter A. Efros	100,000

/s/ Jane Landgraf
Jane Landgraf	62,500

INCUBADORA DEL FUTURO S.L.

/s/Jose Lugo
Jose Lugo	100,000

/s/ Kimberly Kohler
Kimberly Kohler	30,000

/s/ Norman Rothstein
Norman Rothstein	40,000

/s/ Allan Rothstein
Allan Rothstein	40,000

/s/ Reid Bloom
Reid Bloom	40,000

/s/ Gary Kaplowitz
Gary Kaplowitz	40,000

/s/ Justin Gasarch
Justin Gasarch	25,000

/s/ Bruce Gasarch
Bruce Gasarch	50,000

/s/ Gerald Goodman
Gerald Goodman	125,000

EXHIBIT I

PURCHASE POINT MEDIA CORPORATION

STATEMENT OF DESIGNATIONS, PREFERENCES,
AND RIGHTS OF
CONVERTIBLE PREFERRED STOCK,
SERIES B

Purchase Point Media Corporation, a corporation organized and existing under the laws of the State of Minnesota (this "Corporation"), hereby certifies that pursuant to the authority vested in its Board of Directors in Article V of its Articles of Incorporation, and in accordance with the provisions of Chapter 302A.401, of the Minnesota Statutes 2006, the Board of Directors adopted the following resolution creating a series of its preferred stock, no par value, designated as Convertible Preferred Stock, Series B:

RESOLVED, that a series of the class of authorized preferred stock of this Corporation be hereby created, and that the designation and initial number thereof and the voting powers, preferences and other special rights and restrictions of the shares of such series are as follows:

Section 1
Designation and Initial Number

The shares of preferred stock hereby classified shall be designated the Convertible Preferred Stock, Series B (the "Preferred Stock").  The number of shares of the Preferred Stock shall be 3,000,000.

Section 2
Dividends

The holder ("Holder") of the Preferred Stock shall be entitled to receive cash dividends in any fiscal year only if, and to the extent that, a cash dividend or cash distribution is declared by the Board of Directors and is legally payable on the Preferred Stock under the provisions of the Minnesota Business Corporations Act.

Section 3
Voting Rights

(A)           The shares of the Preferred Stock shall be voting.  Each share of Preferred Stock shall have the number of votes represented by the number of shares of the Corporation’s Common Stock, no par value (“Common Stock”), into which such share of Preferred Stock is convertible following effectiveness of the Reverse Split.  For any voting rights as provided under the Minnesota Business Corporations Act, such shares shall be voted equally with the shares of every other series of preferred stock of this Corporation then outstanding on matters requiring a vote of all holders of preferred stock voting as holders of preferred stock.

(B)           So long as any shares of Preferred Stock shall be outstanding, in addition to any other vote or consent required in the Articles of Incorporation or by law, the consent of the holders of at least 66 2/3% of the shares of the Preferred Stock at the time outstanding, voting as one class, in person or by proxy, either in writing without a meeting or by a vote at any meeting called for the purpose, shall be necessary for effecting or validating any amendment, alteration, or repeal of any provision of the Articles of Incorporation, or of the By-Laws of this Corporation, which increases the number of authorized shares of any class of this Corporation’s stock, which affects adversely the voting powers, preferences, or other special rights or qualifications, limitations, or restrictions of the Preferred Stock, or which authorizes the issuance of any additional class or series of Preferred Stock which is prior to or equal in right of liquidation preference, voting or dividends to the Preferred Stock.  The filing of a Statement of Designations, Preferences and Rights for another series of preferred stock of this Corporation shall be deemed to be an amendment of the Articles of Incorporation for purposes of this subsection (B).

Section 4
Liquidation Rights

(A)           Upon the dissolution, liquidation or winding up of this Corporation, whether voluntary or involuntary, the Holder shall be entitled to participate ratably, based on the number of shares of Common Stock into which the Preferred Stock is convertible following effectiveness of the Reverse Split, in the distribution of the assets of this Corporation.  For purposes of this Section 4, the merger or consolidation of this Corporation or the sale, lease or conveyance of all or a substantial part of this Corporation's assets shall not be deemed to be a liquidation, dissolution or winding up of this Corporation.  After the payment to the Holder of the full Per Share Liquidation Value provided for in this Section 4, the Holder as such shall have no right or claim to any of the remaining assets of this Corporation.

(B)           In the event of any voluntary or involuntary liquidation, dissolution or winding up of this Corporation which will involve the distribution of assets other than cash, this Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed.  This Corporation shall, upon receipt of such appraiser's valuation give prompt written notice to the Holder of the appraiser's valuation.

Section 5
Conversion

(A)           At the option of the Holder, each share of Preferred Stock shall be convertible into Ten (10) Shares of Common Stock at any time on and after the effectiveness of a one-for-twenty (1:20) reverse split of the outstanding stock of this Corporation to take place following the closing at which the Preferred Stock is issued (the “Reverse Split”), pursuant to the provisions of the Share Exchange and Acquisition Agreement, by and among this Corporation and Power Sports Factory, Inc., dated April 24, 2007, as amended.

(B)           The Preferred Stock shall be automatically converted, without any action on the part of the Holder, into Common Stock of this Corporation, on the basis of one (1) share of Preferred Stock for ten (10) shares of Common Stock, upon the effectiveness of the Reverse Split.

 (C)           With the exception of the adjustment to the outstanding stock of this Corporation to be effected by the Reverse Split, in case at any time this Corporation shall subdivide its outstanding shares of Common Stock into a greater number of shares or issue shares of Common Stock as a dividend on the outstanding shares of Common Stock, the number of shares into which each share of Preferred Stock is convertible shall be proportionately increased, and conversely, in case this Corporation shall combine its outstanding shares of Common Stock into a smaller number of shares, the number of shares into which each share of Preferred Stock is convertible shall be proportionately decreased.

(D)           The Preferred Stock shall not have a sinking fund for the redemption or purchase of shares of Preferred Stock.

IN WITNESS WHEREOF, the undersigned have executed this Certificate on August 28, 2007.

__________________________________
           Albert Folsom, President